Exhibit 10.3
Summary of Non-Employee
Director Compensation Program for CY2025

•Each non-employee director will receive an annual base retainer of $110,000. The Chairman of the Board, as well as the Committee Chairpersons, will receive additional annual retainer amounts as follows:

oChair of the Board:                            $250,0001
oLead Independent Director:                        $100,0002
oAudit Committee Chair:                        $30,000
oCompensation & Leadership Development Committee Chair:    $20,000
oCorporate Governance & Nominating Committee Chair:        $20,000
oSustainability Committee Chair:                    $20,000
oTechnology Committee Chair:                    $20,000

•The payments described above will continue to be paid on a quarterly basis.

•The Board will continue to issue annual restricted stock awards (currently, each non-employee director receives stock with a value of $210,000). These awards shall be subject to a minimum one-year vesting.

•Board members will be able to elect to receive up to 100% of their annual base retainer in stock; in addition, the Chair of the Board and the Committee Chairs may elect to receive up to 100% of their additional amounts in stock.

•To the extent that a director does not choose to receive stock in lieu of cash, he or she may defer the cash under the Non-Employee Director Deferred Compensation Plan.

Directors may elect to defer up to 100% of the equity they receive under the 2009 Non-Employee Directors Stock Deferral Plan.
1 If the Chair is a non-employee/independent director.
2 To be split equally between cash and equity.